                                                             Exhibit 99

FOR IMMEDIATE RELEASE



                PHOTOGEN TECHNOLOGIES' RESEARCH SHOWS

                90 PERCENT OF TUMOR CELLS IN LAB MICE

                        KILLED WITHIN 48 HOURS

    MEDICAL DIRECTOR DR. GERALD WOLF PRESENTS FINDINGS OF POTENTIAL
       NEW CANCER TREATMENT AT CONTRAST MEDIA RESEARCH CONFERENCE

(Knoxville, Tenn., Sept. 15, 1999) - Gerald Wolf, Ph.D., M.D., medical director of Photogen Technologies, Inc. (OTC BB: PHGN), today announced research results showing a 90 percent "kill" rate of cancerous tumor cells in laboratory mice within 48 hours of treatment with a combination of low-voltage radiation and the drug PH-10.

Dr. Wolf, who delivered his findings yesterday at the Contrast Media Research
(CMR) meeting in Woodstock, Vermont (Sept. 12-17), found that direct injection of PH-10 into a tumor, followed by exposure to low-voltage X-rays, dramatically reduced tumor cells, opening the door to a new, non-invasive treatment of cancerous tumors in deep tissue. These findings resulted from Dr. Wolf's interest and research into non-invasive treatment of cancer and Photogen's work in Photodynamic Therapy (PDT).

"Teaming PH-10 with low-level radiation may give us a new therapeutic tool with the potential to treat cancer anywhere in the body. This new tool would offer treatment that avoids invasive surgery, and reduces the amount and duration of systemic chemotherapy and radiation," said Dr. Wolf. "Our studies have demonstrated that even if a cancer is deep, we can safely use lower levels of X-ray to go anywhere in the body."

"Dr. Wolf's groundbreaking studies make it even more apparent that PH-10 possesses the unique ability to work both as a light activated and radiation activated photodynamic therapy agent, said John Smolik, president and CEO of Photogen. "Photogen now has a solid technology platform that will support non-invasive treatment of disease both in deep tissue and at the tissue surface."

At the same meeting, Dr. Wolf, who holds joint faculty appointments at Harvard University and Tufts University School of Veterinary Medicine, received the prestigious Harry Fischer Award for advancements in contrast media agents.

The invitation-only meeting brings together the world's top 50 researchers in contrast media, materials that clearly differentiate areas when viewing the inside of a body with light or X-ray and key representatives from the contrast media industry. Meeting every two to five years, attendees discuss the latest research and developments. Each academician is required to submit an abstract outlining his or her latest research, which is published for attendees the following year.

In his former position as director for the Center of Imaging and Pharmaceutical Research at Massachusetts General Hospital, Dr. Wolf, with sponsorship by Photogen, demonstrated that PH-10, the Company's name for the photodynamic therapy compound, could be activated with radiation. Dr. Wolf showed that PH-10 had the ability to selectively bind with tumor tissue and remain visible in a tumor for several days after the injection.

Photogen has applied for patents covering the use of the PH-10 compound to diagnose and treat disease in combination with X-rays and other light energy.

Photogen and Dr. Wolf revealed earlier results in April of this year showing that 70 percent of tumor cells in mice were killed in a 24-hour time frame using the same combination of PH-10 and low radiation voltage. Dr. Wolf's most recent studies were an extension of his earlier laboratory work.

Dr. Wolf's current results revealed that the combination of the injected PH-10 drug with a single dose of low-voltage radiation yields a 90 percent kill rate in tumor cells in a 48-hour time frame. Use of the drug without radiation yields a 40 percent kill rate in the same time frame and application of just radiation produces no destruction of the tumor. All of these studies are in the pre-clinical stages.

Photogen is continuing this work toward developing non-invasive treatments for prostate and breast cancer.

Dr. Wolf is a leading investigator whose research utilizes modern imaging technology, such as computed tomography (CT), ultrasound or magnetic resonance imaging (MRI) along with enhancing agents, such as photoactive drugs, to guide minimally invasive treatments of cancer.

In addition to his position as medical director at Photogen, Dr. Wolf is professor emeritus at Harvard University and a research professor at Tufts University School of Veterinary Medicine. Dr. Wolf holds an M.D. degree from Harvard Medical School and a Ph.D. in pharmacology and physiology from the University of Nebraska.

Photogen Technologies, Inc. is a development-stage company focused on creating photodynamic-related healthcare products based on its proprietary multi-photon excitation and other related technologies. The company has discovered new methods for using light energy from lasers and X-rays to activate photoactive agents within deep tissue sufficient to produce a range of beneficial therapeutic and diagnostic outcomes. These technologies involve methods, materials and devices that may be used to produce light and photoactive agents that will destroy diseased cells, remove tissue or identify and diagnose disease. Photogen's proprietary technology is covered under existing U.S. patents and additional pending applications in the U.S. and worldwide. The company has no products or operating revenues at this time.

Statements in this release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results. These risks and uncertainties include: the ability of the company to develop a product and obtain regulatory approval for its use; the ability of the company to successfully market and sell any products and equipment; the company's ability to manufacture products in sufficient quantities; the company's ability to maintain intellectual property protection for its proprietary products, to defend its existing intellectual property rights from challenges by third parties, and to avoid infringing intellectual property rights of third parties; unforeseen operating risks; the company's ability to secure collaborative agreements with third parties for various research, development, manufacturing, marketing and other functions; competition; risks associated with the dependence on manufacturers of the company's proposed products; the availability of capital to finance planned activities; and the extent to which the clinicians performing the procedures are able to obtain third-party reimbursement. These risks are qualified in their entirety by cautionary language and risk factors set forth in the company's filings with the Securities and Exchange Commission.

MEDIA CONTACT: HILARY KAYE OR JOAN MURRAY AT HILARY KAYE ASSOCIATES (714) 426-0444 (PST) OR JMURRAY@HKAMARCOM.COM

INVESTOR RELATIONS CONTACT: CRAIG DICKSON FINANCIAL RELATIONS BOARD (312) 266-7800 (CST)